LIMITED POWER OF ATTORNEY  SECURITIES LAW COMPLIANCE

SEC EDGAR FORM ID
FORM 3
FORM 4
FORM 5

The undersigned, David Gosen, hereby constitutes and appoints JoAnn Covington, Julie Chen and Jeannette Bjoernsen, of Rocket Fuel Inc., and each of them, the true and lawful attorney-in-fact and agent of the undersigned to complete, execute and file Form ID and Form ID Application Acknowledgement, Form 3s, Form 4s, and Form 5s on the Electronic Data Gathering, Analysis, and Retrieval system ("EDGAR") of the U.S. Securities and Exchange Commission ("SEC"), or such other forms and/or procedures as prescribed by the SEC in order for the foregoing attorneys-in-fact to aid the undersigned in complying with federal securities laws and regulations.

This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, or 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by an authorized representative of David Gosen in a writing delivered to any one of the foregoing attorneys-in-fact.

This Limited Power of Attorney is executed as of the date set forth below.


DAVID GOSEN

/s/ David Gosen
Signature

February 3, 2017
Date